Exhibit 12

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                                           VANGUARD HEALTH SYSTEMS, INC.
                     Computation of Ratio of Earnings to Fixed Charges (dollars in thousands)


                                                                                                                      Pro Forma
                                                                                  Three Months       Pro Forma      Three Months
                                                                                     Ended           Year Ended         Ended
                                            For the Year Ended June 30,           September 30,       June 30,      September 30,
                                     1998        1999      2000       2001       2000      2001         2001            2001
                                   --------    --------  --------   --------   --------  --------     --------        --------
Income from continuing
   operations before income
   taxes.........................  $ (2,713)   $(6,421)   $  (181)   $10,671    $  202    $ 2,491     $(5,141)        $ 1,205
Equity method (income) loss......        68       (240)        74       (165)        9       (107)       (165)           (107)
Portion of rents representative
   of interest...................       105        560      1,709      3,058       761        780       3,622             780
Interest, including amortization
   of debt issuance expense......       330      4,395      9,235     17,491     5,017      7,042      31,111           8,328
                                   --------    -------    -------    -------    ------    -------     -------         -------
      Earnings...................  $ (2,210)   $(1,706)   $10,837    $31,055    $5,989    $10,206     $29,427         $10,206
                                   ========    =======    =======    =======    ======    =======     =======         =======

Portion of rents representative
   of interest...................  $    105    $   560    $ 1,709    $ 3,058    $  761    $   780     $ 3,622         $   780
Interest including amortization
   of debt issuance expense......       330      4,395      9,235     17,491     5,017      7,042      31,111           8,328
                                   --------    -------    -------    -------    ------    -------     -------         -------

   Fixed Charges.................  $    435    $ 4,955    $10,944    $20,549    $5,778    $ 7,822     $34,733         $ 9,108
                                   ========    =======    =======    =======    ======    =======     =======         =======
   Ratio of earnings to fixed
      charges....................         -          -          -       1.51      1.04       1.30           -            1.12

Amount by which earnings are
   inadequate to cover fixed
   charges.......................  $  2,645    $ 6,661    $   107    $     -    $    -    $     -     $ 5,306         $     -
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